AT&T BOARD NAMES ARMSTRONG CHAIRMAN AND CEO;
              THIRD QUARTER EARNINGS OF 71 CENTS A SHARE ANNOUNCED;
                UNIVERSAL CARD AND CUSTOMER CARE UNITS TO BE SOLD

FOR RELEASE MONDAY, OCTOBER 20, 1997

         NEW YORK -- The AT&T Board of Directors today announced the election of
C. Michael Armstrong as the company's chairman and chief executive officer, effective November 1. Armstrong succeeds Robert E. Allen who, after serving in the role since 1988, said last July that he planned to retire when his replacement was named. Prior to his appointment, Armstrong, 59, was chairman and CEO of Hughes Electronics Corporation.

         The Board also announced that John D. Zeglis, 50, was elected president and would continue as a member of the Board. To help facilitate the transition in leadership, Allen, 62, will become chairman of the Board's Executive Committee until his retirement at the end of February 1998.

         Separately, the company announced that earnings from continuing operations in the third quarter were 71 cents a share. Including gains from the sale of its submarine systems unit to Tyco Incorporated, third quarter profits were 75 cents a share.

         Revenues grew more than 1 percent year-over-year on communications services volumes that rose more than 10 percent. Revenue growth was tempered principally by lower consumer long distance prices reflecting lower access charges that the company is passing through to customers. The company also continued to increase its use of free minutes to retain and acquire high usage consumer customers.

         The company also announced it plans to sell two profitable, but non strategic, businesses - AT&T Universal Card Services and AT&T Solutions Customer Care.

         AT&T Universal Card Services is the company's credit card unit. AT&T Solutions Customer Care, formerly known as American Transtech, provides relationship-management support services - such as telemarketing and customer service - as part of the company's highly successful outsourcing, consulting and systems integration unit. Both units to be sold are headquartered in Jacksonville, Fla. The company considers the balance of AT&T Solutions strategic to its mission of serving multi-national companies.

         The company expects to complete the divestitures by mid-1998, based on expressions of interest it has already received from a number of potential buyers. Proceeds from the sales will be used for general corporate purposes.